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                                                                    EXHIBIT 2(a)



                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                       PROGRESSIVE ASSET MANAGEMENT, INC.

Eric D. Leenson and Catherine Cartier certify that:

1. They are the President and Secretary, respectively, of Progressive Asset Management, Inc., a California Corporation.

2. The Articles of Incorporation of this Corporation as amended to the date of filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the Corporations Code) are restated as follows:

                                       I

     The name of the Corporation is Progressive Asset Management, Inc.

                                       II

     The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

     The Corporation is authorized to issue three classes of shares, designated "Common Stock," "Preferred Stock," and "Class A Conversion Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is FIVE MILLION (5,000,000), the total number of shares of Preferred Stock that the Corporation is authorized to issue is ONE MILLION (1,000,000), and the total number of shares of Class A Conversion Stock that the Corporation is authorized to issue is FIVE MILLION (5,000,000). The Preferred Stock and Class A Conversion Stock may be issued in one or more series, and the Board of Directors of the Corporation is authorized to determine the designation and to fix the number of shares of each series.

     The Board of Directors of the Corporation is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and Class A Conversion Stock, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series of Preferred Stock subsequent to the issue of

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shares of that series.

                                       IV

     If any statute or regulation applicable to the Corporation requires that any class of shares of the Corporation have a par value, or bases its regulation or fee on a specified par value, then such shares shall have a par value of one dollar ($1.00) per share for purposes of such statute or regulation.

                                        V

     The number of Series A Convertible Preferred Shares is 82,388. The rights, preferences, privileges, restrictions and other matters relating to such 82,388 shares of Series A Preferred Stock are as follows:

1. Dividends. The Series A Preferred Stock shall not be entitled to receive dividends.

2.Voting Rights. The Series A Preferred Stock shall have no voting rights, except as required by law.

3. Liquidation. On any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Series A Preferred Stock, shall be entitled to receive, out of the assets of the Corporation, whether those assets are capital or surplus of any nature, an amount equal to $7.00 per share, of the Series A Preferred Stock, and no more, before any payment shall be made or any assets distributed to the holders of any other class or series of stock.

A consolidation or merger of the Corporation with or into any other business entity or entities, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this paragraph 3. So long as shares of Series A Preferred Stock are issued and outstanding, no shares of any class of preferred stock of the Corporation shall be issued with a liquidation preference senior to the Series A Preferred Stock

4. Conversion. Each holder of the Series A Preferred Stock will have the right to convert all or any portion of his or her Series A Preferred Stock, at the option of the holders, after two years, into shares of Common Stock of The Corporation. The conversion ratio shall be one share of Series A Preferred for one share of common stock. The total number of shares of Common Stock into which the Preferred Stock may be converted will be the unredeemed number of shares held by the shareholder.

5. Automatic Conversion. The Series A Preferred Stock shall automatically be converted into Common Stock at the then-effective Conversion Ratio for the Series A Preferred Stock,


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in the event that the bid for shares of the Common Stock of The Corporation remains at $7.00 or higher for a period of six months, as reflected on the relevant market of exchange.

6. Mandatory Redemption. The Corporation covenants that, on or before November 1, 1999, and annually on or before November 1 of each year thereafter, or until The Corporation redeems all outstanding Series A Preferred Stock, whichever occurs first, it will apply at least 1% of its revenue based upon its audited financial statements to retire by redemption a pro rata portion of the outstanding Series A Preferred Stock; provided however, that in any such year in which November 1 is not a business day, such payments shall be made on the business day succeeding such November 1. The redemption price per share is $7.00.

     (a) In addition to the required redemptions, The Corporation may at its option and without penalty, accelerate the redemption of the Preferred Stock.

     (b) If the Corporation cannot meet its net capital requirements, as defined under the Securities and Exchange Act of 1934 and/or the California Corporations Code, The Corporation may reduce its obligation to redeem the Series A Preferred Stock under this Section. On or before October 15 in each applicable year, The Corporation shall deliver to the Series A Preferred Stock holder notice stating its intention to reduce the amount to be redeemed because of any net capital constraints.

7. Termination of Rights After Redemption. From and after each Redemption Date, all rights with respect to the shares of the Preferred Stock called for redemption shall be extinguished. Such shares shall not thereafter be transferred and shall not be deemed outstanding for any purposes whatsoever.

                                       VI

     The number of Series B Convertible Preferred Shares is 25,000. The rights, preferences, privileges, restrictions and other matters relating to such 25,000 shares of Series B Preferred Stock are as follows:

1. Dividends. The Series B Preferred Stock shall have no dividend preference over either the Series A Preferred Stock or the Common Stock. If the Board of Directors shall elect to declare dividends, out of funds legally available therefor, such dividends shall be declared on the Common Stock and Series B Preferred Stock, and the Series B Preferred Stock shall be entitled to receive 40% of the dividends.

2. Voting Rights. The Series B Preferred Stock shall have the right to vote upon all matters voted upon by holders of the Common Stock, with each share of Series B Preferred Stock having a vote equal to the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted as


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provided in Section 4(b), below. Except as otherwise provided by law or expressly provided in the Articles of Incorporation, and any amendments thereto, including any certificates of determination, the Series B Preferred Stock and all other shares of voting capital stock of the Corporation shall vote together as a class.

3. Liquidation. On any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Series B Preferred Stock, shall be entitled to receive, out of the assets of the Corporation, whether those assets are capital or surplus of any nature, an amount equal to $1.00 per Series B Preferred Stock, plus an amount equal to any dividends on those Series B Preferred Stock declared and unpaid on the date of that distribution, and no more, before any payment shall be made or any assets distributed to the holders of the Corporation's Common Shares. If on liquidation, dissolution, or winding up of the Corporation, the assets so distributed among the holders of the Series B Preferred Stock shall be insufficient to permit full payment to those shareholders of the full preferential amounts, then the entire assets of the Corporation shall be distributed ratably among the holders of Preferred Shares.

     The full preferential amount to which the Series B Preferred Stock is entitled is subordinate to the amounts to which the Series A Preferred Stock are entitled. After payment or distribution to the holders of Series A Preferred Stock and of Series B Preferred Stock of the full preferential amounts, the holders of Common shares shall be entitled to receive, ratably, all remaining assets of the Corporation.

     A consolidation or merger of the Corporation with or into any other business entity or entities, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this paragraph 3. So long as shares of Series B Preferred Stock are issued and outstanding, no shares of any class of preferred stock of the Corporation shall be issued with a liquidation preference senior to the Series B Preferred Stock, except the Series A Convertible Preferred Stock.

4. Conversion.

     (a) Conversion by Holders. The Series B Preferred Stock shall be convertible at the option of the holders thereof into such number of shares of Common Stock as is determined under the Conversion Ratio (as defined below).

     (b) Conversion Ratio. Upon a conversion of Series B Preferred Stock in accordance herein, each share of Series B Preferred Stock shall be converted into the number of shares of Common Stock resulting from the following formula (the "Conversion Ratio"):


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     X = [2/3(Y)]/25,000

     where: X = the number of shares of Common Stock receivable upon the conversion of one share of Series B Preferred Stock; and

     Y = the number of shares of Common Stock outstanding plus those shares deemed to be Additional Shares of Common Stock (as defined below) at the date of conversion.

     (c) Fractional Shares Upon Conversion. Fractional shares of Common Stock will be issued upon conversion of Series B Preferred Stock.

     (d) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation, on or after the date of the adoption of this resolution, shall issue any rights, options or warrants to purchase either Common Stock or Convertible Securities (as defined below) ("Options") or any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into Common Stock ("Convertible Securities"), then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and options therefor, the shares into which such Convertible Securities may be converted, shall be deemed to be "Additional Shares of Common Stock" issued as of the time of such issue, provided that:

     (i) no further adjustment in the Conversion Ratio shall be made upon the subsequent issue of such Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion of such Convertible Securities;

     (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise. for any increase in the number of shares of Common Stock issuable. upon the exercise, conversion or exchange thereof, the Conversion Ratio computed upon the original issue thereof. and any subsequent adjustments based thereon, shall. upon any such increase or decrease becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

     (iii) upon the expiration of any such Options or any rights of conversion under such Convertible Securities which shall not have been exercised, the Conversion Ratio computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

          (A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock actually issued upon the

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exercise of such Options or the conversion of such Convertible Securities, and

          (B) in the case of Options for Convertible Securities only the Convertible Securities actually issued upon the exercise thereof were issued at the time of issue of such options.

     (e) Stock Dividends and Subdivisions. In the event the Corporation at any time or from time to time on or after the date of the adoption of this resolution shall pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock into a greater number of shares, Additional Shares of Common Stock shall be deemed to have been issued:

     (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

     (ii) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

     (f) Mechanics of Conversion. Any holder of Series B Preferred Stock may exercise its conversion right by delivery to the Corporation of a notice (a "Conversion Notice"), stating the number of shares of Series B Preferred Stock to be converted, which may be delivered by facsimile for purposes of fixing the date of conversion so long as the certificates for the Series B Preferred Stock to be converted are in physical custody of the Corporation or its transfer agent not later than the fifth business day after the facsimile is sent. Before any holder of Series B Preferred Stock will be entitled to convert the same into shares of Common Stock, it will surrender the certificate or certificates therefor. duly endorsed in blank, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and it will give written notice to the Corporation stating the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable but in any event no later than five business (5) days after the date of receipt by the Corporation of the Conversion Notice provided the Corporation has physical custody of the certificates for the Series B Preferred Stock on such date, will issue and deliver to such holder of Series B Preferred Stock or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it will be entitled as aforesaid. Such conversion will be deemed to have been made immediately prior to the close of business on the date that the Corporation has received such notice and certificate(s), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.


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     (g) No Impairment. The Corporation, whether by amendment of its Articles of
Incorporation, or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

     (h) Reservation of Stock Issuable Upon Conversion. The Corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all of the then outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all of the then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as may be available to the holders of Series B Preferred Stock for such failure, the Corporation will take such actions as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purposes.

     (i) Percentage of Common Stock. Notwithstanding anything herein to the contrary, the shares of Series B Preferred Stock shall at all times in the aggregate, upon conversion into Common Stock and combined with any shares of Common Stock into which any shares of the Series B Preferred Stock have already been converted, constitute 40% of the aggregate of the outstanding Common Stock of the Corporation plus the shares of Common Stock underlying Options, Convertible Securities and the Series B Preferred Stock.

5. Automatic Conversion. The Series B Preferred Stock shall automatically be converted into Common Stock at the then-effective Conversion Ratio for the Series B Preferred Stock, upon the earlier of (a) the receipt of $875,000 by the Corporation from Financial West Group, Inc., and/or Paradox Holdings, Inc., as provided under section 1.1(c) of the Purchase and Agreement, dated March 5, 1999, entered into by the Corporation, Financial West Group, Inc., and Paradox Holdings, Inc., or (b) June 30, 2002.

3. The Restated Articles of Incorporation have been duly approved by its Board of Directors.

4. The statement of rights, preferences, privileges, and restrictions relating to the Class A Conversion Stock were set forth in the Certificate of Determination filed February 21, 1990


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(document number A382782), which by its terms were converted to common stock on
December 31, 1991, and consequently, none of the Class A Conversion Stock is outstanding. The effect of this Amendment (other than omissions required by Section 910 of the Corporations Code) decreases the authorized number of the Class A Conversion Stock with the rights, preferences, privileges, and restrictions as set forth in the Certificate of Determination to zero. As provided under Corporations Code Section 401(f), the prior certificate of determination establishing the Series A Cumulative Convertible Preferred Stock and the amendment thereto, are no longer in effect and the Class A Conversion Stock with the rights, preferences, privileges, and restrictions as set forth in the Certificate of Determination, is no longer authorized.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge

Date: February 17, 2000

                                   ERIC D. LEENSON
                                   Eric D. Leenson, President

                                   CATHERINE CARTIER
                                   Catherine Cartier, Secretary


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